EXHIBIT 99.1

FOR IMMEDIATE RELEASE

February 5, 2008

THE WALT DISNEY COMPANY REPORTS

FIRST QUARTER EARNINGS

BURBANK, Calif. – The Walt Disney Company today reported earnings for its first fiscal quarter ended December 29, 2007. Diluted earnings per share (EPS) for the quarter were $0.63. EPS in the prior-year quarter, which included gains on sales of our interests in E! Entertainment and Us Weekly, income from the discontinued operations of the ABC Radio business, and an equity-based compensation plan modification charge, were $0.79. Excluding these items, EPS increased 29% to $0.63 from $0.49 in the prior-year quarter.

“We’ve started off 2008 with another outstanding quarter, marked by strong creative and operational performances,” said Robert A. Iger, president and chief executive officer. “These results once again highlight the quality of our content and our unique ability to leverage it across our many businesses and territories.”

The following table summarizes the first quarter results for fiscal 2008 and 2007 (in millions, except per share amounts):

	Quarter Ended
	Dec. 29, 2007	Dec. 30, 2006	Change
Revenues	$10,452	$9,581	9%
Segment operating income(1)	$2,249	$1,950	15%
Income from continuing operations(2)	$1,250	$1,676	(25)%
Diluted EPS from continuing operations(2)	$0.63	$0.78	(19)%
Diluted EPS(2)	$0.63	$0.79	(20)%
Cash provided by continuing operations	$662	$492	35%
Free cash flow(1)	$413	$247	67%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures below.
(2)	Prior-year amounts include gains on sales of our interest in E! Entertainment and Us Weekly and an equity-based compensation plan modification charge.

SEGMENT RESULTS

The following table summarizes first quarter segment operating results for fiscal 2008 and 2007 (in millions).

	Quarter Ended
	Dec. 29, 2007	Dec. 30, 2006	Change
Revenues(1)(2):
Media Networks	$4,169	$3,786	10%
Parks and Resorts	2,772	2,489	11%
Studio Entertainment	2,641	2,633	—%
Consumer Products	870	673	29%

	$10,452	$9,581	9%

Segment operating income(1)(2):
Media Networks	$908	$708	28%
Parks and Resorts	505	405	25%
Studio Entertainment	514	603	(15)%
Consumer Products	322	234	38%

	$2,249	$1,950	15%

(1)

Beginning with the first quarter fiscal 2008 financial statements, the Company began reporting Hyperion Publishing in the Media Networks segment. Previously, Hyperion Publishing had been reported in the Consumer Products segment. Prior-period amounts (which are not material) have been reclassified to conform to the current year presentation.

(2)	Operating results of the ABC Radio business are reported as discontinued operations for the prior-year quarter and therefore have been excluded from the prior-year quarter segment results.

Media Networks

Media Networks revenues for the quarter increased 10% to $4.2 billion and segment operating income increased 28% to $908 million. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended
	Dec. 29, 2007	Dec. 30, 2006	Change
Revenues
Cable Networks	$2,412	$2,136	13%
Broadcasting	1,757	1,650	6%

	$4,169	$3,786	10%

Segment operating income
Cable Networks	$586	$461	27%
Broadcasting	322	247	30%

	$908	$708	28%

Cable Networks

Operating income at Cable Networks increased $125 million to $586 million for the quarter driven by increases at ABC Family Channel and the domestic Disney Channels. Growth at ABC Family Channel was due to the absence of programming costs for Major League Baseball and higher affiliate and advertising revenue, both of which were driven by higher rates. The growth at the domestic Disney Channels was primarily due to strong DVD sales of High School Musical 2 and higher affiliate revenue due to contractual rate increases and subscriber growth.

At ESPN, both advertising and affiliate revenues grew, offset by higher programming and production costs. Increased advertising revenue and programming and production costs reflected the addition of NASCAR programming. The increase in affiliate revenue was due to higher contractual rates and subscriber growth, partially offset by $53 million of incremental programming covenant revenue deferrals. Total revenue deferrals for the quarter were $234 million, which are expected to be recognized in the second half of the fiscal year.

Broadcasting

Operating income at Broadcasting increased $75 million to $322 million for the quarter primarily due to higher primetime advertising revenue at the ABC Television Network, partially offset by higher primetime programming costs. Increased primetime advertising revenues were due to higher advertising rates and sold inventory, partially offset by the impact of lower ratings.

Parks and Resorts

Parks and Resorts revenues for the quarter increased 11% to $2.8 billion and segment operating income increased 25% to $505 million. Operating income growth was driven by increases at Walt Disney World and Disneyland Resort Paris, and improved performance at Hong Kong Disneyland Resort.

Domestic Resorts

Operating income growth at Walt Disney World was primarily due to increased guest spending, attendance, vacation club ownership sales and hotel occupancy, partially offset by higher operating costs. Increased guest spending was due to higher average ticket prices and increased food, beverage and merchandise spending. Higher operating costs were driven by volume-related costs, labor cost inflation and new guest offerings.

International Resorts

Operating income growth at Disneyland Resort Paris was primarily due to increased attendance, guest spending, hotel occupancy and real estate sales. Increased guest spending was driven by higher average daily room rates and increased food and beverage spending. At Hong Kong Disneyland Resort, improved performance reflected increased attendance.

Studio Entertainment

Studio Entertainment segment operating income for the quarter decreased 15% to $514 million while revenues were essentially flat at $2.6 billion. Lower segment operating income was primarily due to a decrease in domestic home entertainment partially offset by increases in worldwide theatrical distribution and music distribution.

At domestic home entertainment, despite the strong performance in the current quarter of Pirates of the Caribbean: At World’s End, Ratatouille and Jungle Book Platinum Release, results were down due to lower unit sales compared to the prior-year quarter, which included Cars, Pirates of the Caribbean: Dead Man’s Chest and Little Mermaid Platinum Release.

The improvement in worldwide theatrical distribution was primarily due to the strong domestic performance of current quarter titles, including Game Plan, National Treasure: Book of Secrets and Enchanted, and the performance internationally of Ratatouille in the current quarter as well as lower film cost write-downs. The growth in music distribution was driven by the Hannah Montana concert tour and High School Musical CDs.

Consumer Products

Consumer Products revenues for the quarter increased 29% to $870 million and segment operating income increased 38% to $322 million. Segment operating income growth was primarily due to increases at Merchandise Licensing and Disney Interactive Studios.

Growth at Merchandise Licensing was driven by higher earned royalties across multiple product categories, led by the strong performance of Hannah Montana and High School Musical merchandise. The growth at Disney Interactive Studios was primarily due to the success of new self-published titles based on High School Musical and Hannah Montana in the current quarter, partially offset by higher video game development costs.

OTHER FINANCIAL INFORMATION

Net Interest Expense

Net interest expense was as follows (in millions):

	Quarter Ended
	Dec. 29, 2007	Dec. 30, 2006
Interest expense	$(216)	$(188)
Interest and investment income	93	31

Net interest expense	$(123)	$(157)

The increase in interest expense for the quarter was primarily due to higher average debt balances.

Interest and investment income for the quarter increased due to a gain related to the sale of an investment and a recovery in connection with the Company’s leveraged lease investment with Delta Air Lines which had been written off previously.

Minority Interests

Minority interest expense increased from $5 million to $24 million for the quarter due to the impact of improved performance at Disneyland Resort Paris. The minority interest impact is determined on income after royalties, financing costs and income taxes.

Cash Flow

Cash provided by continuing operations and free cash flow were as follows (in millions):

	Quarter Ended
	Dec. 29, 2007	Dec. 30, 2006	Change
Cash provided by continuing operations	$662	$492	$170
Investments in parks, resorts and other property	(249)	(245)	(4)

Free cash flow(1)	$413	$247	$166

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows below.

Cash provided by continuing operations increased by $170 million to $662 million primarily due to higher segment operating income and the timing of payments for accounts payable and accrued expenses, partially offset by the timing of accounts receivable collections.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property by segment were as follows (in millions):

	Quarter Ended
	Dec. 29, 2007	Dec. 30, 2006
Media Networks	$31	$30
Parks and Resorts:
Domestic	133	117
International	43	62

Total Parks and Resorts	176	179

Studio Entertainment	25	19
Consumer Products	10	6
Corporate	7	11

Total investments in parks, resorts and other property	$249	$245

Depreciation expense by segment was as follows (in millions):

	Quarter Ended
	Dec. 29, 2007	Dec. 30, 2006
Media Networks
Cable Networks	$22	$21
Broadcasting	25	22

Total Media Networks	47	43

Parks and Resorts
Domestic	198	199
International	82	74

Total Parks and Resorts	280	273

Studio Entertainment	9	11
Consumer Products	5	5
Corporate	30	33

Total depreciation expense	$371	$365

Share Repurchases

During the first quarter of fiscal 2008, the Company repurchased 31 million shares for $1.0 billion. As of December 29, 2007, the Company had authorization in place to repurchase approximately 292 million additional shares, of which the Company has repurchased 14 million shares for $434 million subsequent to quarter-end through February 1, 2008.

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	Dec. 29, 2007	Sept. 29, 2007	Change
Current portion of borrowings	$2,945	$3,280	$(335)
Long-term borrowings	12,785	11,892	893

Total borrowings	15,730	15,172	558
Less: cash and cash equivalents	(3,414)	(3,670)	256

Net borrowings(1)	$12,316	$11,502	$814

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

The total borrowings shown above include $3,689 million and $3,583 million attributable to Euro Disney and Hong Kong Disneyland as of December 29, 2007 and September 29, 2007, respectively. Cash and cash equivalents attributable to Euro Disney and Hong Kong Disneyland totaled $480 million and $604 million as of December 29, 2007 and September 29, 2007, respectively.

Non-GAAP Financial Measures

This earnings release presents earnings per share excluding certain items, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or net income as determined in accordance with GAAP. Earnings per share excluding certain items, net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share excluding certain items – The Company uses earnings per share excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, including significant dispositions and acquisitions. In the prior-year quarter, these items included gains on sales of equity investments in E! Entertainment and Us Weekly, income from the discontinued ABC Radio business and a charge related to modification of equity-based compensation plans in connection with the ABC Radio transaction. The Company believes that information about earnings per share exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate separately the impact of decisions regarding the sale and acquisition of interests in businesses from the impact of the operations of the business. The following table reconciles reported earnings per share to earnings per share excluding certain items:

	Quarter Ended
	Dec. 29, 2007	Dec. 30, 2006	Change
Diluted EPS	$0.63	$0.79	(20)%
Exclude:
Discontinued operations	—	(0.01)	nm
Gains on sales of equity investments	—	(0.31)	nm
Equity-based compensation plan modification charge	—	0.01	nm

Diluted EPS excluding certain items(1)	$0.63	$0.49	29%

(1)	Diluted EPS excluding certain items may not equal the sum of the column due to rounding.

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by continuing operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended
	Dec. 29, 2007	Dec. 30, 2006
Segment operating income	$2,249	$1,950
Corporate and unallocated shared expenses	(93)	(107)
Equity-based compensation plan modification charge	—	(48)
Gains on sales of equity investments	—	1,052
Net interest expense	(123)	(157)

Income from continuing operations before income taxes and minority interests	2,033	2,690
Income taxes	(759)	(1,009)
Minority interests	(24)	(5)

Income from continuing operations	1,250	1,676
Discontinued operations, net of tax	—	25

Net income	$1,250	$1,701

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, February 5, 2008, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through February 19, 2008 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments;

•	technological developments; and

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 29, 2007 under Item 1A, “Risk Factors,” and subsequent reports.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited; in millions, except per share data)

	Quarter Ended
	Dec. 29, 2007	Dec. 30, 2006
Revenues	$10,452	$9,581
Costs and expenses	(8,419)	(7,907)
Gains on sales of equity investments	—	1,052
Net interest expense	(123)	(157)
Equity in the income of investees	123	121

Income from continuing operations before income taxes and minority interests	2,033	2,690
Income taxes	(759)	(1,009)
Minority interests	(24)	(5)

Income from continuing operations	1,250	1,676
Discontinued operations, net of tax	—	25

Net income	$1,250	$1,701

Diluted earnings per share:
Earnings per share, continuing operations(1)	0.63	0.78
Earnings per share, discontinued operations	—	0.01

Earnings per share(1)	$0.63	$0.79

Basic earnings per share:
Earnings per share, continuing operations	0.66	0.81
Earnings per share, discontinued operations	—	0.01

Earnings per share(2)	$0.66	$0.83

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,989	2,148

Basic	1,904	2,059

(1)

The calculation of diluted earnings per share assumes the conversion of the Company’s convertible senior notes issued in April 2003 and adds back interest expense (net of tax) of $5 million for both quarters ended December 29, 2007 and December 30, 2006.

(2)	Total earnings per share may not equal to the sum of the column due to rounding.

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited; in millions, except per share data)

	Dec. 29, 2007	Sept. 29, 2007
ASSETS
Current assets
Cash and cash equivalents	$3,414	$3,670
Receivables	6,994	5,032
Inventories	731	641
Television costs	689	559
Deferred income taxes	862	862
Other current assets	578	550

Total current assets	13,268	11,314
Film and television costs	4,942	5,123
Investments	1,030	995
Parks, resorts and other property, at cost
Attractions, buildings and equipment	30,649	30,260
Accumulated depreciation	(15,541)	(15,145)

	15,108	15,115
Projects in progress	1,076	1,147
Land	1,172	1,171

	17,356	17,433
Intangible assets, net	2,480	2,494
Goodwill	22,070	22,085
Other assets	1,626	1,484

	$62,772	$60,928

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$7,084	$5,949
Current portion of borrowings	2,945	3,280
Unearned royalties and other advances	2,354	2,162

Total current liabilities	12,383	11,391
Borrowings	12,785	11,892
Deferred income taxes	2,225	2,573
Other long-term liabilities	3,672	3,024
Minority interests	1,327	1,295
Commitments and contingencies
Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 3.6 billion shares, Issued – 2.6 billion shares at December 29, 2007 and September 29, 2007	24,419	24,207
Retained earnings	25,248	24,805
Accumulated other comprehensive loss	(139)	(157)

	49,528	48,855
Treasury stock, at cost, 669.0 million shares at December 29, 2007 and 637.8 million shares at September 29, 2007	(19,148)	(18,102)

	30,380	30,753

	$62,772	$60,928

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in millions)

	Quarter Ended
	Dec. 29, 2007	Dec. 30, 2006
OPERATING ACTIVITIES OF CONTINUING OPERATIONS
Net income	$1,250	$1,701
Income from discontinued operations	—	(25)
Depreciation and amortization	385	374
Gains on sales of equity investments	—	(1,052)
Deferred income taxes	(46)	(92)
Equity in the income of investees	(123)	(121)
Cash distributions received from equity investees	119	82
Minority interests	24	5
Net change in film and television costs	216	286
Equity-based compensation	103	138
Other	(4)	47
Changes in operating assets and liabilities:
Receivables	(1,990)	(1,553)
Inventories	(34)	24
Other assets	(17)	77
Accounts payable and other accrued liabilities	188	(335)
Income taxes	591	936

Cash provided by continuing operations	662	492

INVESTING ACTIVITIES OF CONTINUING OPERATIONS
Investments in parks, resorts and other property	(249)	(245)
Proceeds from sales of equity investments	—	1,530
Other	(75)	(49)

Cash (used) provided by continuing investing activities	(324)	1,236

FINANCING ACTIVITIES OF CONTINUING OPERATIONS
Commercial paper borrowings, net	(402)	(173)
Borrowings	854	103
Reduction of borrowings	(117)	(1,135)
Repurchases of common stock	(1,045)	(957)
Exercise of stock options and other	116	425

Cash used by continuing financing activities	(594)	(1,737)

CASH FLOW OF DISCONTINUED OPERATIONS
Net cash provided by operating activities of discontinued operations	—	24
Net cash used by investing activities of discontinued operations	—	—
Net cash provided by financing activities of discontinued operations	—	11

(Decrease)/increase in cash and cash equivalents	(256)	26
Cash and cash equivalents, beginning of period	3,670	2,411

Cash and cash equivalents, end of period	$3,414	$2,437